EXHIBIT 99.5

ARIEL WAY, INC., AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENT
SEPTEMBER 30, 2004

ARIEL WAY INC., AND SUBSIDIARY

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENT

PAGE(S)

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statement	1

Statement of Operations for the Year ended September 30, 2004	2

ARIEL WAY, INC., AND SUBSIDIARY
INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENT

On September 30, 2004, Ariel Way, Inc., (“The Company”) signed a Share Exchange Agreement with Enfotec, Inc., a privately held Company whereby, Ariel Way, Inc., agreed to acquire all the outstanding capital stock of Enfotec, Inc. The transaction closed on September 30, 2004.

The acquisition will be accounted for under the purchase method of accounting. Accordingly, Ariel Way, Inc., will be treated as the continuing entity for accounting purposes, with a consolidated subsidiary.

The accompanying unaudited pro forma condensed consolidated statement of operations for the twelve months ended September 30, 2004 have been presented as if the acquisition had occurred January 1, 2003.

The unaudited pro forma condensed consolidated statement does not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. This unaudited pro forma condensed financial statement should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

ARIEL WAY, INC. AND SUBSIDIARY
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2004

	Ariel Way	Enfotec	Pro
	Inc.	Inc.	Forma

REVENUES	$41,000	$1,275	$41,000

OPERATING EXPENSES
Bank Service Charges	155	22	155

Automobile	258	—	258
Consultants	—	48,000	—
Depreciation	—	1,016	—
Dues and Subscriptions	770	—	770
Office Equipment	3,127	—	3,127
Organizational and start up costs	—	18,595	—
General and Administrative	—	9,435	—
Purchases	—	10,265	—
Professional Development	5,130	—	5,130
Professional Fees	131,986	—	131,986
Office Supplies	449	—	449
Telephone	1,215	—	1,215
Travel and Entertainment	1,182	—	1,182

Total operating expenses	144,273	87,333	144,273

NET LOSS FROM OPERATIONS	(103,273)	(86,058)	(103,273)

OTHER INCOME (EXPENSE)
Relief of liability income	—	152,046	—
Loss on disposal of inventory	—	(26,927)	—
Interest expense	—	(2,882)	—
Total other income (expense)	—	122,237	—

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(103,273)	36,179	(103,273)

Provision for income taxes	—	(19,310)	—
NET INCOME (LOSS)	$(103,273)	$16,869	$(103,273)